Exhibit 99.2

Belo’s Monthly Revenue and Statistical Report December 2006

DALLAS, Feb. 8 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today issued its revenue and statistical report for the month of December 2006. Consolidated revenue for December 2006 decreased 0.7 percent versus December 2005.

Television Group revenue increased 2.3 percent in December 2006 versus the prior year, with a 0.6 percent increase in spot revenue. National spot increased 4.8 percent, local spot decreased 2.2 percent and political revenues were $0.3 million. Advertising revenues from Belo’s Television Group Web sites increased 27 percent in December 2006 versus December 2005.

Newspaper Group total revenue decreased 3.2 percent for the month of December versus the prior year, with a 4.1 percent decrease in advertising revenue. December 2006 had one more Sunday than December 2005. Adjusting for the additional Sunday, Newspaper Group total and advertising revenue were down approximately 7.8 percent and 9.5 percent, respectively. On a reported basis, online advertising revenue from Belo’s Newspaper Group Web sites, which is included in advertising revenue, increased 44 percent in December 2006 versus December 2005.

At The Dallas Morning News, total revenue decreased 2.7 percent in December 2006 versus the prior year, including an estimated $0.8 million in incremental circulation revenue associated with the change from a buy-sell arrangement with contractors to a fee-for-delivery distribution system. Advertising revenues, which were not affected by the increase in circulation revenue, decreased 4.2 percent in December 2006 versus December 2005. Adjusting for the additional Sunday in December 2006, total revenue and advertising revenue declined about 7.5 percent and 9.9 percent, respectively. On a reported basis, online advertising revenue increased 43 percent. Retail full-run ROP revenue decreased 6.2 percent with weakness in the department stores and general merchandise categories and strength in the entertainment and grocery categories. General full-run ROP revenue decreased 21 percent in December versus last year with weakness in the automotive and financial categories. Classified revenue decreased 9.0 percent versus the prior year with decreases in the classified real estate and classified automotive categories and an increase in classified employment. Preprint revenue increased 9.0 percent over December 2005 and part-run advertising rose 40 percent on the strength of revenues for the redesigned zoned Metro editions and Neighbors, a group of micro-local community publications, and F!DLuxe, a high-end fashion publication.

At The Providence Journal, advertising revenue decreased 1.8 percent in December 2006 versus December 2005, with total revenue down 1.2 percent. Adjusting for the additional Sunday in December 2006, advertising revenue and total revenue declined about 9.1 percent and 7.5 percent, respectively. Online advertising revenue increased 50 percent on a reported basis in December 2006 versus December 2005 led by a 101 percent increase in online classified employment.

At The Press-Enterprise, advertising revenue decreased 6.8 percent in December 2006 versus December 2005 with total revenue down 7.6 percent. Adjusting for the additional Sunday in December 2006, advertising revenue and total revenue declined about 8.5 percent and 9.0 percent, respectively. On a reported basis, advertising revenue associated with The Press-Enterprise’s Web sites increased 41 percent in December.

About Belo

Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,100 employees and $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward- looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market (where the Company owns and operates market-leading television station WWL-TV, the CBS affiliate) from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.

Belo
Monthly Revenue and Statistics
December 2006

Revenue (Note 1):
(Dollars in thousands)

	December			YTD

	2006	2005	Change	2006	2005	Change

Number of Sundays	5	4	1	53	52	1
Net Operating Revenues
Television Group*	62,476	61,067	2.3%	770,539	703,426	9.5%
Newspaper Group	70,202	72,547	-3.2%	817,733	822,344	-0.6%
Total Net Operating Revenues	132,678	133,614	-0.7%	1,588,272	1,525,770	4.1%
Television Group*
Spot Revenue	55,573	55,215	0.6%	695,955	634,575	9.7%
All Other Revenue	6,904	5,852	18.0%	74,584	68,851	8.3%
Total Television Group	62,476	61,067	2.3%	770,539	703,426	9.5%
Newspaper Group
Ad Revenue	58,138	60,649	-4.1%	674,140	687,140	-1.9%
All Other Revenue	12,064	11,898	1.4%	143,593	135,204	6.2%
Total Newspaper Group	70,202	72,547	-3.2%	817,733	822,344	-0.6%

Supplemental Newspaper Advertising Revenue Data

	December % Change

	DMN	PJ	PE	Group

Retail**	-6.2%	-10.3%	-14.9%	-8.6%
General**	-20.7%	-7.2%	-10.9%	-19.2%
Classified Total	-9.0%	8.4%	-8.8%	-5.8%
Automotive	-20.0%	-12.9%	-5.4%	-17.5%
Employment	3.4%	6.4%	-10.3%	0.8%
Real Estate	-12.9%	-1.9%	-8.7%	-9.0%
Total Advertising Revenue	-4.2%	-1.8%	-6.8%	-4.1%

	YTD % Change

	DMN	PJ	PE	Group

Retail**	-7.0%	-6.0%	-5.8%	-6.6%
General**	-3.4%	-32.6%	-16.0%	-7.0%
Classified Total	-5.5%	2.4%	3.1%	-1.8%
Automotive	-16.8%	-16.7%	-12.7%	-16.0%
Employment	2.6%	-6.4%	-6.9%	-1.6%
Real Estate	-6.1%	5.8%	22.9%	5.4%
Total Advertising Revenue	-2.8%	-1.0%	-0.1%	-1.9%

Note 1:	Certain amounts have been reclassified to conform to the current year presentation.
*	This segment includes Belo’s television stations and cable news operations.
**	Does not include internet-related revenue.

DMN - The Dallas Morning News
PJ  - The Providence Journal
PE  - The Press-Enterprise

Linage (Note 1):

	December			YTD

	2006	2005	Change	2006	2005	Change

Number of Sundays	5	4	1	53	52	1
FULL RUN ROP
(Measured in six-column SAU inches)
The Dallas Morning News (Note 2)
Retail	78,138	89,900	-13.1%	801,501	929,842	-13.8%
General	26,745	36,138	-26.0%	254,417	321,733	-20.9%
Classified	94,337	118,150	-20.2%	1,327,186	1,475,930	-10.1%
TOTAL	199,220	244,188	-18.4%	2,383,104	2,727,505	-12.6%
The Providence Journal
Retail	61,857	73,856	-16.2%	621,035	685,661	-9.4%
General	1,988	2,942	-32.4%	29,063	47,177	-38.4%
Classified	31,519	33,807	-6.8%	447,138	495,993	-9.8%
TOTAL	95,364	110,605	-13.8%	1,097,236	1,228,831	-10.7%
The Press- Enterprise
Retail	26,057	33,707	-22.7%	277,564	320,809	-13.5%
General	9,652	11,895	-18.9%	111,309	139,129	-20.0%
Classified	64,413	71,763	-10.2%	933,649	954,555	-2.2%
TOTAL	100,122	117,365	-14.7%	1,322,522	1,414,493	-6.5%

Note 1:	Certain amounts have been reclassified to conform to the current year presentation.

Note 2:

Linage is for The Dallas Morning News newspaper only.  Linage for the Denton Record-Chronicle, Al Dia, and Quick is not included due to the difference in their circulation versus The Dallas Morning News.

Source:	Internal Records

SOURCE  Belo Corp.
          -0-                                        02/08/2007
          /CONTACT:  Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
          /Web site:  http://www.belo.com /